Elaine Wolfe-Goeschl Appointed Executive Vice President

SEATTLE, July 17, 2009 -- EvergreenBancorp, Inc. (OTCBB:EVGG), the holding company for EvergreenBank, announced that its board of directors approved the appointment of Elaine Wolfe-Goeschl as executive vice president for the Bank.

The position is responsible for retail banking, operations, marketing and loan services. "Elaine's successful track record in financial services makes her a natural choice for this role," said Gerald O. Hatler, EvergreenBancorp president and chief executive officer. "Her comprehensive management experience at both community banks and large commercial institutions will be instrumental in helping the Bank effectively navigate through these challenging times.

Ms. Wolfe-Goeschl began her banking career at Rainier Bank in the 1980s, and her executive and management experience includes leadership roles in operations, retails sales and service, consumer and commercial lending, and compliance and audit oversight. Most recently, she served as senior vice president of operations for a local start-up bank.

In addition to being active in numerous community organizations, Ms. Wolfe-Goeschl serves on the board of directors for Family and Friends, a nonprofit that supports victims of violent crime.

Founded in 1971, EvergreenBank is a wholly-owned subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank serves the Puget Sound region with branches in Seattle, Bellevue, Lynnwood, Federal Way and Kent. The Bank focuses on general commercial banking business, offering commercial banking services to small- and medium-size businesses, professionals and retail customers. Visit www.EvergreenBank.com and www.EvergreenBancorp.com to learn more.

Contacts: Gerald O. Hatler, President and CEO

206/628-4250